Senesco Initiates Dosing in Phase 1b/2a Clinical Study of SNS01-T

First in Human Study of eIF5A Modulation in Treatment of Disease

BRIDGEWATER, N.J.--(November 3, 2011)-- Senesco Technologies, Inc. (“Senesco” or the “Company”) (NYSE Amex: SNT) today announced the initiation of patient dosing in its Phase 1b/2a clinical study of SNS01-T at the Mayo Clinic in Rochester, MN.  The study is an open-label, multiple-dose, dose-escalation study which will evaluate the safety and tolerability of SNS01-T when administered by intravenous infusion to relapsed or refractory multiple myeloma patients.

"We are excited that the SNS01-T study is underway and intend to provide material updates as it progresses," stated Leslie J. Browne, Ph.D., President and CEO of Senesco. "Although the trial is primarily designed to confirm pre-clinical safety and tolerability in patients, we are keenly interested in getting a look at the battery of tumor response markers including M-protein and C-reactive protein that could provide evidence of a response."

The study design calls for twice-weekly dosing of patients for 6 weeks followed by a 4 week observation period at the end of dosing before escalating to the next higher dose level. While the primary objective of this initial study is to evaluate safety and tolerability, the effect of SNS01-T on time to relapse or progression and tumor response will be assessed using multiple well-established metrics including measurement of the monoclonal protein (M-protein). The first group of three patients will receive 0.0125 mg/kg by intravenous infusion twice-a-week for 6 weeks. The escalated doses administered to the second to fourth groups will be 0.05, 0.2 and 0.375 mg/kg, respectively.  A total of approximately 15 patients are expected to be in the study which is planned to last about one year. Senesco intends to open a second clinical site to enhance the rate of patient recruitment.

About Multiple Myeloma

Multiple myeloma is an incurable cancer of plasma cells, a type of white blood cell derived from B-lymphocytes, normally responsible for the production of antibodies, in which abnormal cells accumulate in the bone marrow leading to bone lesions and interfering with the production of normal blood cells. Senesco was previously granted orphan drug status for SNS01-T, the Company’s lead drug candidate for treatment of multiple myeloma.

About Senesco Technologies, Inc.

Senesco Technologies is leveraging proprietary technology that regulates programmed cell death, or apoptosis. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications treating certain inflammatory and ischemic diseases. The Company has initiated a clinical study in multiple myeloma with its lead therapeutic candidate SNS01-T. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the Company’s ability to comply with the continued listing standards of the NYSE Amex, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Company:
Senesco Technologies, Inc.
Leslie J. Browne, Ph.D., 908-864-4444
President & CEO
or
Investor Relations:
CEOcast, Inc.
Robert Woods, 212-732-4300
rwoods@ceocast.com